Exhibit 23.2

Consent of Independent Registered Public Accounting Firm

The Board of Directors
ACI Worldwide, Inc.:

We consent to the incorporation by reference in the registration statement No. 333-157952 on Form S-3 and (Nos. 333-123263, 333-113550, 333-88024, 333-88020, 333-59630, 333-59632, 333-33728, 333-73027, 333-93900, 333-2594, and 333-146794) on Form S-8 of ACI Worldwide, Inc. of our report dated March 3, 2009, with respect to the consolidated balance sheet of ACI Worldwide, Inc. as of December 31, 2008, and the related consolidated statements of operations, stockholders’ equity and comprehensive income (loss), and cash flows for the year ended December 31, 2008, the three month period ended December 31, 2007 and the year ended September 30, 2007, which report appears in the December 31, 2009 annual report on Form 10-K of ACI Worldwide, Inc.

Our report dated March 3, 2009, on the consolidated financial statements contains an explanatory paragraph that refers to the Company’s adoption of Financial Accounting Standards Board (FASB) Interpretation No. 48, Accounting for Uncertainty in Income Taxes — an interpretation of FASB Statement No. 109, (now codified as Accounting Standards Codification (ASC) 740, Income Taxes, as of October 1, 2007).

/s/  KPMG LLP

Omaha, Nebraska
February 26, 2010